Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969

Supplement to Prospectus Supplement Dated February 26, 2025

The Toronto-Dominion Bank

Senior Medium-Term Notes, Series C

Senior Medium-Term Notes, Series D

Senior Medium-Term Notes, Series E

General Terms

The Toronto-Dominion Bank (the “Issuer”) may from time to time offer and sell Senior Medium-Term Notes, Series C, which may be bail-inable notes (as defined herein), Senior Medium-Term Notes, Series D, which may be bail-inable notes and Senior Medium-Term Notes, Series E, which are structured notes (as defined herein) and will not be bail-inable notes, with various terms (the “notes”), including the following:

•  fixed interest rate, including zero-coupon, or floating interest rate, or a combination of both; a floating interest rate may be based on:

•  commercial paper rate

•  U.S. prime rate

•  SOFR

•  Treasury rate

•  CMT rate

•  CD rate

•  CMS rate

•  federal funds rate

•  CPI rate

•  any other rate specified in the applicable pricing supplement

•  ranked as senior indebtedness of The Toronto-Dominion Bank

•  book-entry form only through The Depository Trust Company

•  redemption at the option of The Toronto-Dominion Bank or the option of the holder

•  interest on notes paid monthly, quarterly, semi-annually or annually

•  minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof unless otherwise set forth in the applicable pricing supplement

•  denominated in U.S. dollars unless otherwise set forth in the applicable pricing supplement

•  settlement in immediately available funds

•  may be issued with original issue discount

•  terms that differ from those discussed herein, as specified in the applicable pricing supplement

The accompanying prospectus dated February 26, 2025, the prospectus supplement dated February 26, 2025 and this supplement describe terms of different kinds of notes and the terms that may apply generally to the notes, including any notes you purchase. A separate pricing supplement will describe specific terms of the notes being offered, including any changes to the terms specified herein (the “applicable pricing supplement”). If the terms described in the applicable pricing supplement are inconsistent with those described in this supplement, the prospectus supplement and/or in the accompanying prospectus, the following hierarchy will govern: first, the applicable pricing supplement; second, this supplement; third, the prospectus supplement; and last, the accompanying prospectus.

See “Risk Factors” beginning on page S-4 to read about factors you should consider before investing in any notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this supplement, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

Notes that are bail-inable notes (as defined herein) are subject to conversion in whole or in part—by means of a transaction or series of transactions and in one or more steps—into common shares of the issuer or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the bail-inable notes. Whether or not your notes will be bail-inable notes will be specified in the applicable pricing supplement.

The Toronto-Dominion Bank may sell the notes directly or through one or more agents or dealers, including the agents referred to in “Supplemental Plan of Distribution (Conflicts of Interest).” The agents are not required to sell any particular amount of the notes.

The notes will not be listed on any securities exchange unless otherwise specified in the applicable pricing supplement.

The Toronto-Dominion Bank may use this prospectus supplement in the initial sale of any notes. In addition, this prospectus supplement may be used by certain of our affiliates in connection with offers and sales of the notes in market-making transactions. In market-making transactions, our affiliates may resell notes they acquire from other holders, after the original offering and sale of the note. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of the resale or at related or negotiated prices. In these transactions, our affiliates may act as principal or as agent, including as agent for the counterparty in a transaction in which our affiliates act as principal. Our affiliates may receive compensation in the form of discounts and commissions including from both counterparties in some cases.

Arranger

TD Securities

The date of this supplement to the prospectus supplement is February 27, 2025.

DESCRIPTION OF THE NOTES WE MAY OFFER

You should carefully read the description of the terms and provisions of the notes and our senior indenture under “Description of the Debt Securities” in the accompanying prospectus. That section, together with this supplement and the applicable pricing supplement, summarizes all the material terms of our senior indenture and your notes. They do not, however, describe every aspect of our senior indenture and your notes.

For example, in this section entitled “Description of the Notes We May Offer,” we use terms that have been given special meanings in our senior indenture, but we describe the meanings of only the more important of those terms. The specific terms of any series of notes will be described in the applicable pricing supplement. As you read this section, please remember that the specific terms of your notes as described in the applicable pricing supplement will supplement and may modify or replace the general terms described in this supplement, the prospectus supplement and/or the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described in this supplement and/or in the accompanying prospectus, the following hierarchy will govern: first, the applicable pricing supplement; second, this supplement; third, the prospectus supplement; and last, the accompanying prospectus. Thus, the statements we make in this section may not apply to your notes.

General

The notes will be issued under our senior indenture, dated as of June 30, 2006, between TD and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as amended on September 24, 2018 and as may be further amended or supplemented from time to time, which we may refer to as the “indenture.” Each of the Series C notes, Series D notes and Series E notes will constitute a single series of debt securities of TD issued under the indenture. Series C notes and Series D may be bail-inable notes if so specified in the applicable pricing supplement. Series E notes are structured notes and will not be bail-inable notes. The term “debt securities,” as used in this supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The indenture is more fully described below in this section. Whenever we refer to specific provisions or defined terms in the indenture, those provisions or defined terms are incorporated in this supplement by reference. Capitalized terms which are not otherwise defined herein shall have the meanings given to them in the indenture.

The notes will be our direct, unsecured obligations. The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

Notes that are bail-inable notes (as defined herein) are subject to conversion in whole or in part—by means of a transaction or series of transactions and in one or more steps—into common shares of the issuer or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the bail-inable notes. Whether or not your notes will be bail-inable notes will be specified in the applicable pricing supplement.

We will offer the notes on a continuous basis through one or more agents listed in the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the applicable pricing supplement. The indenture does not limit the aggregate principal amount of senior notes that we may issue. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of additional series of notes or other debt securities under the indenture in addition to the notes offered by this supplement. Each note issued under this supplement will have a stated maturity that will be specified in the applicable pricing supplement and may be subject to redemption or repayment before its stated maturity. Notes may be issued at significant discounts from their principal amount due on the stated maturity (or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise), and some notes may not bear interest. We may from time to time, without the consent of the existing holders of the relevant notes, create and issue further notes having the same terms and conditions as such notes in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. We do not intend to re-open a previous issue of a series of securities where such re-opening would have the effect of making the relevant securities of such series subject to a bail-in conversion.

Unless we specify otherwise in the applicable pricing supplement, currency amounts in this supplement are expressed in U.S. dollars. Unless we specify otherwise in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal, premium, if any, and any interest on the notes will be made in U.S. dollars. If any note is to be denominated other than exclusively in U.S. dollars, or if the principal of, premium, if any, or any interest on the note is to be paid in one or more currencies (or currency units) other than that in which that note is denominated, additional information (including authorized denominations and related exchange rate information) will be provided in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, notes denominated in U.S. dollars will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

Each note will be issued as a book-entry note in fully registered form without coupons. Each note issued in book-entry form may be represented by a global note that we register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable pricing supplement, The Depository Trust Company, New York, New York, will be the depositary for all notes in global form. Except as discussed in the accompanying prospectus under “Ownership, Book-Entry Procedures and Settlement,” owners of beneficial interests in book-entry notes will not be entitled to physical delivery of notes in certificated form. We will make payments of principal of, and premium, if any and interest, if any, on the notes through the trustee to the depositary for the notes.

Types of Notes

We may issue the following types of notes:

•

Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero-coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

•

Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in “—Interest—Interest Rates—Floating Rate Notes.” If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in the applicable pricing supplement.

•

Fixed-to-Floating Rate Notes. A note of this type will bear interest at both a fixed rate described in the applicable pricing supplement for a certain period of time and at a floating rate for another certain period of time determined by reference to an interest rate formula. We refer to these notes as “fixed-to-floating rate notes.” The rate for the floating-rate period(s) for a fixed-to-floating rate note will be set, calculated and paid in the same manner as for floating rate notes, as described in this supplement and as specified in the applicable pricing supplement. Any references to or discussion of floating-rate notes in this supplement also applies to the floating-rate period(s) of fixed-to-floating rate notes.

•

Floating-to-Fixed Rate Notes. A note of this type will bear interest at both a floating rate described in the applicable pricing supplement for a certain period of time and at a fixed rate for another certain period of time determined by reference to an interest rate formula. We refer to these notes as “floating-to-fixed rate notes.” The rate for the floating-rate period(s) for a floating-to-fixed rate note will be set, calculated and paid in the same manner as for floating-rate notes, as described in this supplement and as specified in the applicable pricing supplement. Any references to or discussion of floating-rate notes in this supplement also applies to the floating-rate period(s) of floating-to-fixed rate notes.

Original Issue Discount Notes

Notes may be issued with original issue discount. A note of this type is issued at a price lower than its principal amount and may provide for an amount payable upon redemption or acceleration of maturity that is less than the note’s stated principal amount. An original issue discount note may also be a zero-coupon note. A note issued at a discount to its principal may be considered for U.S. federal income tax purposes as issued with original issue discount, regardless of the amount payable upon redemption or acceleration of maturity. The applicable pricing supplement will specify if your notes are issued with, or are treated as being issued with, original issue discount. In such case, see “Tax Consequences—United States Taxation” in the accompanying prospectus and any section describing the tax consequences for the specific terms of your notes in the applicable pricing supplement for a brief description of the U.S. federal income tax consequences of owning a note issued with original issue discount.

Information in the Pricing Supplement

Your pricing supplement will describe all relevant terms of your note not described in this supplement or the accompanying prospectus, including one or more of the following terms of your note:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the issue date;

•	the series designation of your note;

•	whether or not your note is a bail-inable note;

•	the specific terms of any bail-inable note;

•	whether your note is a fixed rate note, floating rate note, fixed-to-floating rate note, floating-to-fixed rate note, or some other type of note specified therein;

•	if your note is a fixed rate note, the annual rate at which your note will bear interest, if any, and the interest payment dates;

•

if your note is a floating rate note, fixed-to-floating rate note or floating-to-fixed rate note, the interest rate basis, which may be one of the interest rate bases described in “—Interest—Interest Rates— Floating Rate Notes” below; any applicable spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under “—Interest—Interest Rates—Floating Rate Notes” below;

•	if your note is an original issue discount note, the yield to maturity;

•

if applicable, the circumstances under which your note may be redeemed at our option before the stated maturity, including any redemption commencement date, redemption price(s) and redemption period(s);

•	if applicable, the circumstances under which you may demand repayment of your note before the stated maturity, including any repayment commencement date, repayment price(s) and repayment period(s);

•	any special Canadian or U.S. federal income tax consequences of the purchase, ownership or disposition of a particular issuance of notes;

•	the use of proceeds, if different than those discussed in this supplement; and

•	any other terms of your note, which could be different from those described in this supplement or the accompanying prospectus.

Payment at Maturity

At maturity, unless otherwise set forth in the applicable pricing supplement, you will receive the principal amount of your notes, plus accrued and unpaid interest, if any, as described under “—Interest” below.

Maturity Date

The maturity date will be the date specified in the applicable pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day. No interest will accrue past the maturity date specified in the applicable pricing supplement.

Interest

Unless otherwise specified in the applicable pricing supplement, each interest-bearing note will bear interest from its issue date at the rate per annum, in the case of a fixed rate note or fixed-to-floating rate note or pursuant to the interest rate formula, in the case of a floating rate note or floating-to-fixed rate note, until the principal thereof is paid. We will make interest payments in respect of such fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the issue date, if no interest has been paid, to but excluding the applicable interest payment date or the maturity date, as the case may be (each, an “interest period”). For certain floating rate notes, the applicable pricing supplement may specify an alternative interest period or observation period over which interest will accrue.

Interest on such notes will be payable in arrears on each interest payment date and on the maturity date. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the registered holder on the next succeeding record date. Unless otherwise specified in the applicable pricing supplement, the “regular record date” shall be the fifteenth calendar day, whether or not a “business day,” immediately preceding the related interest payment date. “Business day” is defined below under “—Interest Rates—Special Rate Calculation Terms.” If the applicable pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each interest payment date as well as the maturity date for your notes. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day. In the case of a fixed rate note, the payment will be made without additional accrued interest from the original due date as if it was paid on the original due date. In the case of a floating rate note, interest will accrue to but excluding that next succeeding business day. However, if the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day, and interest will accrue to but excluding that next preceding business day. The term “business day” with respect to your note may have a different meaning than it does for notes of another series.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

The applicable pricing supplement will specify the interest payment dates for a fixed rate note as well as the maturity date. Unless otherwise specified in the applicable pricing supplement, interest, if any, on fixed rate notes will be computed for each interest period as the product of (i) the face or other specified amount of the fixed rate note multiplied by (ii) the applicable interest rate specified in the applicable pricing supplement for the interest period multiplied by (iii) an accrued interest factor for the interest period based on a day count fraction of 30/360 (as described below under “—Day Count Conventions”).

If any interest payment date, redemption date, repayment date or maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in “—Special Rate Calculation Terms” at the end of this subsection.

The following will apply to floating rate notes, fixed-to-floating rate notes, floating-to-fixed rate notes or any other note referencing an interest rate basis (for purposes of this section, “floating rate notes”).

Interest Rate Basis. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following interest rate bases:

•	commercial paper rate;

•	U.S. prime rate;

•	SOFR;

•	Treasury rate;

•	Constant maturity treasury (“CMT”) rate;

•	Certificate of deposit (“CD”) rate;

•	Constant maturity swap (“CMS”) rate;

•	federal funds rate;

•	Consumer price index (“CPI”) rate; and/or

•	any other rate as specified in the applicable pricing supplement.

We describe each of the interest rate bases in further detail below in this subsection. If you purchase a floating rate note, your pricing supplement will specify the interest rate basis that applies to your note (which may or may not be one of the interest rate bases described below).

Calculation of Interest. Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. Unless we specify otherwise in the applicable pricing supplement, The Bank of New York Mellon will act as the calculation agent for the Senior Medium-Term Notes, Series C, and TD will act as the calculation agent for the Senior Medium-Term Notes, Series D and Senior Medium-Term Notes, Series E. We may appoint a different institution to serve as calculation agent, which can be TD or an affiliate of TD, from time to time without your consent and without notice to you.

Except as provided elsewhere herein and in the applicable pricing supplement, for each floating rate note, the calculation agent will determine, on the corresponding interest calculation date or on the interest determination date, as described below, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—that is, the period from and including the issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest as the product of (i) the face or other specified amount of the floating rate note multiplied by (ii) the applicable interest rate specified in the applicable pricing supplement for the interest period multiplied by (iii) an accrued interest factor for the interest period determined in accordance with the day count convention specified in the applicable pricing supplement (as described below under “ —Day Count Conventions”).

Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect—and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the interest rate basis that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent participating in the distribution of the relevant floating rate notes and its affiliates, and they may include our affiliates.

Initial Interest Rate. For any floating rate note or floating-to-fixed rate note, the interest rate in effect from the issue date to the first interest reset date will be the initial interest rate. We will specify the initial interest rate or the manner in which it is determined in the applicable pricing supplement.

Spread or Spread Multiplier. In some cases, the interest rate basis for a floating rate note may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the interest rate basis by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will indicate whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate—i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate—i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will indicate whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by the laws of the State of New York, as they may be modified by U.S. law of general application and the Criminal Code (Canada). Under current New York State law, the maximum rate of interest, with some exceptions, for any loan made to a corporate borrower in an amount less than US$2,500,000 is 25% per year on a simple interest basis. This limit does not apply to loans of $2,500,000 or more, except for the Criminal Code (Canada), which limits the rate to 60%.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

Interest Reset Dates. The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Unless we specify otherwise in the applicable pricing supplement, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each business day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of each of four months of each year as indicated in the applicable pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as indicated in the applicable pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as indicated in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. However, unless otherwise specified in the applicable pricing supplement, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day. If a treasury bill auction will be held on any day that would otherwise be a reset date for a treasury note, then that reset date will instead be the business day immediately following that auction date.

Interest Determination Dates. The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Unless we specify otherwise in the applicable pricing supplement:

•

for commercial paper rate, federal funds rate and U.S. prime rate notes, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date;

•

for SOFR notes, the interest determination date relating to a particular interest reset date will be the second U.S. Government Securities Business Day (as defined herein) preceding the interest reset date. We refer to an interest determination date for a SOFR note as a SOFR interest determination date;

•

for treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills—i.e., direct obligations of the U.S. government—would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the following Tuesday or preceding Friday, that Tuesday or Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week; and

•	for CD rate, CMT rate, CMS rate and CPI rate notes, the interest determination date relating to a particular interest reset date shall be the second business day preceding the interest reset date.

The interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest business day which is at least two business days before the related interest reset date for the applicable floating rate note on which each interest rate basis is determinable.

Interest Calculation Dates. As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for SOFR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. Unless we specify otherwise in the applicable pricing supplement, the interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

•	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

•	for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of the four months of each year specified in the applicable pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; or

•	for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

In addition, unless otherwise specified in the applicable pricing supplement, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day, and interest will accrue to but excluding that next succeeding business day. However, if the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day, and interest will accrue to but excluding that next preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Day Count Conventions. The “accrued interest factor” will be determined in accordance with the day count convention specified in the applicable pricing supplement, including the following:

If 1/1 is specified, the accrued interest factor will be 1.

If Actual/Actual, Actual/Actual (ISDA), Act/Act or Act/Act (ISDA) is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 365 (or, if any portion of that interest period falls in a leap year, the sum of (i) the actual number of days in that portion of the interest period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the interest period falling in a non-leap year divided by 365).

If Actual/Actual (ICMA) or Act/Act (ICMA) is specified, the accrued interest factor will be a fraction equal to “number of days accrued/number of days in year”, as such terms are used in Rule 251 of the statutes, by-laws, rules and recommendations of the International Capital Market Association (the “ICMA Rule Book”), calculated in accordance with Rule 251 of the ICMA Rule Book as applied to non-U.S. dollar denominated straight and convertible bonds issued after December 31, 1998, as though the interest coupon on a bond were being calculated for a coupon period corresponding to the interest period in respect of which payment is being made.

If Actual/365 (Fixed), Act/365 (Fixed), A/365 (Fixed) or A/365F is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 365.

If Actual/360, Act/360 or A/360 is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 360.

If 30/360, 360/360 or Bond Basis is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 x (Y2- Y1)] + [30 x (M22- M1)] + (D22- D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which caseD1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

If 30E/360 or Eurobond Basis is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 x (Y22- Y1)] + [30 x (M22- M1)] + (D22- D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which caseD1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31, in which case D2 will be 30.

If 30E/360 (ISDA) is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 x (Y22- Y1)] + [30 x (M22- M1)] + (D22- D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and “D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless (i) that day is the last day of February but not the maturity date or (ii) such number would be 31, in which case D2 will be 30.

Commercial Paper Rate Notes

If you purchase a commercial paper rate note, your note will bear interest at the interest rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity indicated in the applicable pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date under the heading “Commercial Paper—Nonfinancial.”

If the commercial paper rate cannot be determined as described above, unless otherwise specified in the applicable pricing supplement, the following procedures will apply:

•

If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update under the heading “Commercial Paper—Nonfinancial” or any other recognized electronic source used for displaying that rate.

•

If the rate described above does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity specified in the applicable pricing supplement and is placed for a non-financial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City, one of which may be TD or an affiliate, selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

U.S. Prime Rate Notes

If you purchase a U.S. prime rate note, your note will bear interest at an interest rate equal to the U.S. prime rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the U.S. prime rate will be the rate or base lending rate, for the relevant interest determination date, published in H.15(519) by 3:00 p.m., New York City time, opposite the heading “Bank Prime Loan.”

If the U.S. prime rate cannot be determined as described above, unless otherwise specified in the applicable pricing supplement, the following procedures will apply:

•

If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the U.S. prime rate will be the rate, for the relevant interest determination date, as published in H.15 Daily Update under the heading “Bank Prime Loan,” or another recognized electronic source used for the purpose of displaying that rate.

•

If the rate described above does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the U.S. prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•

If fewer than four rates appear on the Reuters screen US PRIME 1 page on the relevant interest calculation date, the U.S. prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City, one of which may be TD or an affiliate, selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•

If fewer than three banks selected by the calculation agent are quoting as described above, the U.S. prime rate for the new interest period will be the U.S. prime rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SOFR Notes

If you purchase a SOFR note, your note will bear interest at an interest rate equal to SOFR, which will be the secured overnight financing rate that is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities, as adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, SOFR will be equal to Compounded SOFR. “Compounded SOFR” will be determined by the calculation agent in the following manner:

where

“d0,” for any Observation Period, means the number of U.S. Government Securities Business Days in the relevant Observation Period;

“i” means a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Observation Period;

“SOFRi,” for any U.S. Government Securities Business Day “i” in the relevant Observation Period, means equal to SOFR in respect of that day “i”;

“ni,” for any U.S. Government Securities Business Day “i” in the relevant Observation Period, means the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day (“i+1”); and

“d” means the number of calendar days in the relevant Observation Period.

For these calculations, the daily SOFR in effect on any U.S. Government Securities Business Day will be the applicable SOFR as reset on that date.

For purposes of determining Compounded SOFR, “SOFR” means, with respect to any U.S. Government Securities Business Day:

(1)

the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the FRBNY’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”); or

(2)

if the rate specified in (1) above does not so appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the FRBNY’s Website.

Notwithstanding anything to the contrary in the documentation relating to the notes, if TD or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth herein will thereafter apply to all determinations of the rate of interest payable on the notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each interest period on the notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

Effect of Benchmark Transition Event

(a)

Benchmark Replacement. If TD or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

(b)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, TD or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(c)

Decisions and Determinations. Any determination, decision or election that may be made by TD or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by TD, will be made in TD’s sole discretion;

•	if made by TD’s designee, will be made after consultation with TD, and the designee will not make any such determination, decision or election to which TD objects; and

•	shall become effective without consent from any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions not made by TD’s designee will be made by TD on the basis as described above. The designee shall have no liability for not making any such determination, decision or election. In addition, TD may designate an entity (which may be its affiliate) to make any determination, decision or election that TD has the right to make in connection with the benchmark replacement provisions set forth in this supplement.

In no event shall the calculation agent be responsible for any determination, decision or election pursuant to the benchmark replacement provisions. In connection with the foregoing, the calculation agent will be entitled to conclusively rely on any determinations made by us or our designee and will have no liability for such actions taken at the direction of us or our designee.

Treasury Rate Notes

If you purchase a treasury rate note, your note will bear interest at an interest rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the treasury rate will be the rate for the most recent auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in the applicable pricing supplement, as that rate appears on Reuters screen USAUCTION 10/11 page by 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date, under the heading “INVEST RATE”.

If the treasury rate cannot be determined as described above, unless otherwise specified in the applicable pricing supplement, the following procedures will apply:

•

If the rate described above does not appear on Reuters screen USAUCTION 10/11 page by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 Daily Update, under the heading “U.S. government securities/ treasury bills (secondary market),” or another recognized electronic source used for displaying that rate. The rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

•

If the rate described in the prior paragraph does not appear in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the Treasury. The auction rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

•

If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading “U.S. government securities/treasury bills (secondary market)” or in another recognized electronic source used for the purpose of displaying that rate. The rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

•

If the rate described in the prior paragraph does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update under the heading “U.S. government securities/treasury bills (secondary market),” or another recognized electronic source used for displaying that rate.

•

If the rate described in the prior paragraph does not appear in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City, one of which may be TD or an affiliate, selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD Rate Notes

If you purchase a CD rate note, your note will bear interest at an interest rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date, under the heading “CDs (Secondary Market).”

If the CD rate cannot be determined as described above, unless otherwise specified in the applicable pricing supplement, the following procedures will apply:

•

If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, under the heading “CDs (secondary market)” or another recognized electronic source used for displaying that rate.

•

If the rate described above does not appear in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks of the highest credit rating standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, one of which may be TD or an affiliate, as selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

If you purchase a CMT rate note, your note will bear interest at an interest rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the CMT rate on the relevant interest determination date will be the following rate displayed on the designated CMT Reuters page by 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date, under the heading “Constant Maturity/treasury” under the column for the designated CMT index maturity:

•	if the designated CMT Reuters page is FRBCMT, the rate for the relevant interest determination date; or

•

if the designated CMT Reuters page is FEDCMT, the weekly or monthly average, as specified in the applicable pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined as described above, unless otherwise specified in the applicable pricing supplement, the following procedures will apply:

•

If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable, as published in H.15(519).

•

If the applicable rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the Treasury; and

•	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters page and published in H.15(519).

•

If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity equal to the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three leading primary U.S. government securities dealers in New York City (each, a “reference dealer”), one of which may be TD or an affiliate, selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these reference dealers and will disregard the highest quotation—or, if there is equality, one of the highest quotations—and the lowest quotation—or, if there is equality, one of the lowest quotations. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

•

If three or four of these reference dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•

If the calculation agent is unable to obtain three treasury note quotations, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity of the number of years that is the next highest to the index maturity and a remaining term to maturity closest to the index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three reference dealers selected by the calculation agent.

•

If two treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain from three reference dealers selected as described above quotations for the treasury notes with the shorter remaining term to maturity.

•

If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMS Rate Notes

If you purchase a CMS rate note, your note will bear interest at an interest rate equal to the CMS rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the CMS rate will be the rate for U.S. dollar swaps with a maturity for a specified number of years, expressed as a percentage in the applicable pricing supplement, which appears on the Reuters or Bloomberg screen page specified in the applicable pricing supplement as of 11:00 a.m., New York City time, on the interest determination date. The floating reference rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity for a specified number of years. In the hypothetical swap transaction, the fixed rate of interest, payable annually on an Actual/360 day count basis, is exchangeable for a floating rate referencing SOFR compounded in arrears for twelve months (using standard market conventions).

If the CMS rate cannot be determined as described above, unless otherwise specified in the applicable pricing supplement, the following procedures will apply:

•

If the applicable rate described above is not displayed on the relevant designated CMS Reuters or Bloomberg screen by 11:00 a.m., New York City time, on the interest determination date, then the CMS rate will be a percentage determined by the calculation agent after consulting such sources as the calculation agent deems comparable to the foregoing screen, or any other source that it deems reasonable.

•

Notwithstanding the above, if the calculation agent determines prior to any interest reset date that the CMS rate has been discontinued prior to the maturity date of the notes, then the fallback provisions described below will apply to the CMS rate and the floating interest rate will be determined accordingly.

•

Notwithstanding the foregoing, if the CMS rate has been permanently or indefinitely discontinued, then TD or its designee will select a substitute rate for each future interest reset date with reference to (1) any alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including by the Alternative Reference Rates Committee or any other committee or working group thereof) and (2) accepted market practice and usage (the “Alternative Rate”). Upon selecting an Alternative Rate, TD or its designee may make Adjustments, including changes to the Alternative Rate, the spread, business days, the day count fraction, interest reset dates, floating interest periods, interest payment dates and any other terms of the notes, in each case that TD or its designee determines are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the notes or are reasonably necessary for administrative or operational reasons irrespective of whether any such change is consistent with accepted market practices. TD or its designee will select an Alternative Rate and make any Adjustments with a view to maintaining, to the extent practical, your economic position as a holder of the notes.

•

If the CMS rate has been permanently or indefinitely discontinued and TD or its designee is unable or unwilling to determine an Alternative Rate prior to an interest reset date, then the CMS rate for the relevant interest period will be the CMS rate in effect for the immediately preceding interest period determined in the manner described above, as of the last day such rate was published on the relevant screen.

Federal Funds Rate Notes

If you purchase a federal funds rate note, your note will bear interest at an interest rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the federal funds rate will be the rate for U.S. dollar federal funds as of the relevant interest determination date, as published in H.15(519) under the heading “Federal Funds (Effective),” as that rate is displayed on Reuters screen FEDFUNDS1 page prior to 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date.

If the federal funds rate cannot be determined as described above, unless otherwise specified in the applicable pricing supplement, the following procedures will apply:

•

If the rate described above is not displayed on Reuters screen FEDFUNDS1 page by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, as of the relevant interest determination date, will be the rate described above as published in H.15 Daily Update, under the heading “Federal Funds (Effective),” or another recognized electronic source used for displaying that rate.

•

If the rate described above is not displayed on Reuters screen FEDFUNDS1 page and does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City, one of which may be TD or an affiliate, selected by the calculation agent.

•

If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CPI Notes

A CPI note shall bear interest at an interest rate equal to the CPI and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement. The applicable pricing supplement also may specify a floor or cap.

Unless otherwise specified in the applicable pricing supplement, the CPI is the non-revised index adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the U.S. Bureau of Labor Statistics (“BLS”) and published on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the CPI, the prices of the various items included in the fixed market basket are averaged together with weights that represent their importance in the spending of urban households in the United States. The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level was set to 100.0.

Special Rate Calculation Terms

In this subsection entitled “—Interest Rates,” we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

The term “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by TD or its designee as of the Benchmark Replacement Date:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)

the sum of: (a) the alternate rate of interest that has been selected by TD or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

The term “Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by TD or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by TD or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The term “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that TD or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if TD or its designee decides that adoption of any portion of such market practice is not administratively feasible or if TD or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as TD or its designee determines is reasonably practicable).

The term “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

The term “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield =  D x N     x 100

    360- D x M)

where

“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

“N” means the actual number of days in the applicable year (365 or 366, as the case may be); and

“M” means the actual number of days in the applicable interest reset period.

The term “business day” means, for any note, a day that meets all the following applicable requirements:

•

for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City or Toronto;

•

if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the applicable principal financial center; and

•	if the note is a SOFR note, is also a U.S. Government Securities Business Day.

The term “Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security—either 1, 2, 3, 5, 7, 10, 20 or 30 years—specified in the applicable pricing supplement.

The term “designated CMT Reuters page” means the Reuters page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT for the most recent week. If Reuters page FEDCMT applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, as it may be amended from time to time.

The term “FRBNY’s Website” means the website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source.

The term “H.15(519)” means the weekly statistical release entitled “Statistical Release H.15(519) Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

The term “H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/ or any successor site or publication.

The term “index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

The term “ISDA Definitions” means the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

The term “ISDA Fallback Adjustment” means the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

The term “ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

The term “London business day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

money market yield = =  D x 360     x 100

    360–(DxM)

where

“D” means the annual rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and

“M” means the actual number of days in the relevant interest reset period.

The term “Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period (or in the final interest period, preceding the maturity date or, if we elect to redeem in part or in full any series of notes, the redemption for such notes), or any other period specified in the applicable pricing supplement.

The term “principal financial center” means the capital city of the country to which an index currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rands and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means London.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

The term “Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by TD or its designee in accordance with the Benchmark Replacement Conforming Changes.

The term “Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

The term “Reuters screen” means the display on Thomson Reuters Eikon, or any successor or replacement service, on the page or pages specified in this supplement or the applicable pricing supplement, or any successor replacement page or pages on that service.

The term “Reuters screen FEDFUNDS1 page” means the display on the Reuters screen page titled “FEDFUNDS1” under the heading “EFFECT” displaying the federal funds (effective) as reported in H.15(519).

The term “Reuters screen USAUCTION 10/11 page” means the display on the Reuters screen page titled “USAUCTION 10” or “USAUCTION 11” on which the rates for the most recent auction of treasury bills are displayed.

The term “Reuters screen US PRIME 1 page” means the display on the Reuters screen page titled “US PRIME 1” on which prime rates or base lending rates of major U.S. banks are displayed.

The term “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The term “U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

If, when we use the terms “designated CMT Reuters page,” “H.15(519),” “H.15 Daily Update,” “Reuters screen FEDFUNDS1 page,” “Reuters screen ICESWAP1 page,” “Reuters screen USAUCTION 10/11 page” or “Reuters screen US PRIME 1 page,” or we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Market-Making Transactions

If you purchase your notes in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which an agent or other person resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. For more information regarding market-making transactions, see “Supplemental Plan of Distribution (Conflicts of Interest)—Market-Making Transactions.”

Please note that the information about the settlement or pricing date, issue price discounts or commissions and net proceeds to TD in the applicable pricing supplement relates only to the initial issuance and sale of your notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

If you purchase notes issued before September 23, 2018 (which are designated as Series A notes or Series B notes) in a market-making transaction, those notes will not be bail-inable notes, even though the applicable pricing supplement may not specify that your note is not a bail-inable note. In addition, certain notes issued on or after September 23, 2018 may not be bail-inable notes. See “Canadian Bank Resolution Powers—General” in the accompanying prospectus.

Redemption at the Option of TD; No Sinking Fund

If an initial redemption date is specified in the applicable pricing supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date specified in the applicable pricing supplement or on the dates specified in the applicable pricing supplement in whole, unless otherwise specified in the applicable pricing supplement, in increments of US$1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least US$1,000 or other minimum authorized denomination applicable thereto), at the redemption price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to the date of redemption. Unless we specify otherwise in the applicable pricing supplement, we must give written notice to registered holders of the particular notes to be redeemed at our option not more than 60 nor less than 10 days prior to the date of redemption.

Where the redemption (for any reason) of bail-inable notes would result in TD not meeting the TLAC requirements applicable to it pursuant to the TLAC guideline, we may only redeem or repurchase those bail-inable notes if we have obtained the prior approval of the Superintendent.

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

You will only have the right to require us to repurchase your notes prior to maturity if so specified in the applicable pricing supplement. Any notes that contain a right of holders to require us to repurchase those notes prior to maturity will not be TLAC eligible.

If one or more optional repayment dates are specified in the applicable pricing supplement, registered holders of the particular notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of US$1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least US$1,000 or other minimum authorized denomination applicable thereto), at the repayment price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to the date of repayment. A registered holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the applicable trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 days prior to the date of repayment, the particular notes to be repaid and, in the case of a book-entry note, repayment instructions from the applicable beneficial owner to the depositary and forwarded by the depositary to the trustee. Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, beneficial owners of global notes that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the applicable trustee as aforesaid. In order to ensure that these instructions are received by the applicable trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global note representing the related book-entry notes, on the depositary’s records, to the applicable trustee.

We will comply with the applicable requirements of the Exchange Act and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

Open Market Repurchases

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the applicable trustee for cancellation. Where our repurchase of notes would result in TD not meeting the TLAC requirements applicable to it pursuant to the TLAC guideline, we may only repurchase those notes if we have obtained the prior approval of the Superintendent.

Form, Exchange and Transfer

Unless we specify otherwise in the applicable pricing supplement, the notes will be issued:

•	only in fully-registered form;

•	without interest coupons; and

•	in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

If a note is issued as a registered global note, only the depositary—e.g., DTC, Euroclear or Clearstream, each as defined under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus— will be entitled to transfer and exchange the note as described in this subsection because the depositary will be the sole registered holder of the note and is referred to below as the “holder.” Those who own beneficial interests in a global note do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed by the applicable procedures of the depositary and its participants. We describe book-entry procedures under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.

Holders of notes issued in fully-registered form may have their notes broken into more notes of smaller denominations of not less than US$1,000, or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

To the extent the notes are certificated, holders may exchange or register the transfer of notes at the office of the trustee. Notes may be transferred by endorsement. Holders may also replace lost, stolen or mutilated notes at that office. The trustee acts as our agent for registering notes in the names of holders and registering the transfer of notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also record transfers. The trustee may require an indemnity before replacing any notes.

Holders will not be required to pay a service charge to register the transfer or exchange of notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registration of a transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the applicable pricing supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the notes are redeemable and we redeem less than all of the notes of a particular series, we may block the registration of transfer or exchange of notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders entitled to receive the mailing. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit registration of transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day (the “record date”) in advance of each due date for interest, even if that person no longer owns notes on the interest due date. Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the City of New York. That office is currently located at 240 Greenwich Street, New York, NY 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of notes.

Notices

We and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the trustee’s records. With respect to who is a registered “holder” for this purpose, see “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.

Manner of Payment and Delivery

Any payment on the notes will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City. The payment at maturity, upon redemption or acceleration, as applicable, will only be made when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Other Provisions; Addenda

Any provisions relating to the notes, including the determination of the interest rate basis, calculation of the interest rate applicable to a floating rate note, its interest payment dates, any redemption or repayment provisions, or any other term relating thereto, may be modified and/or supplemented by the terms as specified under “Other Provisions” in the applicable notes or in an addendum relating to the applicable notes and, in each case, in the applicable pricing supplement.

No Listing

Your notes will not be listed on any securities exchange unless otherwise specified in the applicable pricing supplement.